Exhibit 99.1

Sent via Electronic Delivery to: sgovil@cemtrex.com

April 22, 2025

Mr. Saagar Govil

Chief Executive Officer

Cemtrex Inc.

135 Fell Court

Hauppauge, NY 11788

Re:	Cemtrex Inc. (the “Company”) Nasdaq Symbol: CETX

Dear Mr. Govil:

On February 21, 2025, Staff notified the Company that it did not comply with Listing Rule 5550(b) (the “Rule”), which requires a minimum $2,500,000 stockholders’ equity, $35,000,000 market value of listed securities, or $500,000 net income from continuing operations. Based on our further review and the materials submitted on March 31, 2025 (the “Submission”), Staff has determined to grant the Company an extension to regain compliance with the Rule, as described below.

According to the Submission, the Company is executing on a plan that it believes will enable it to regain and sustain compliance with the stockholders’ equity requirement (the “Compliance Plan”). In that regard, the Submission states that, the Company’s quarter-to-date results through February 28, 2025, have been significantly stronger than prior quarters with revenue reaching $20.6 million and an operating income of $5 million for the quarter-to-date period ending February 28, 2025. Further, the Company expects to recognize a gain on its warrants of approximately $4 million for the quarter ended March 31, 2025.

Additionally, the Submission stated that the Company has had preliminary discussions with some of its note holders to settle a portion of the $11.9 million in debt in exchange for the Company’s equity securities. Finally, the Submission stated that, if necessary, it would pursue additional equity raises, to fully address the stockholder’s equity deficiency. In that regard, the Company has entered into an engagement letter with Aegis Capital Corp for an offering of approximately $15 million.

Based on the Company’s submission, Staff has determined to grant the Company an extension of time to regain compliance with the Rule. The terms of the extension are as follows: on or before August 20, 2025, the Company must complete the Compliance Plan described above and opt for one of the two following alternatives to evidence compliance with the Rule:

Alternative 1: The Company must furnish to the SEC and Nasdaq a publicly available report (e.g., a Form 8-K or Form 6-K) including:

5.	A disclosure of Staff’s deficiency letter and the specific deficiency(ies) cited;
6.	A description of the completed transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing;

Mr. Saagar Govil

April 22, 2025

7.	An affirmative statement that, as of the date of the report, the Company believes it has regained compliance with the stockholders’ equity requirement based upon the specific transaction or event referenced in Step 2; and
8.	A disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

Alternative 2: The Company must furnish to the SEC and Nasdaq a publicly available report including:

4.	Steps 1 & 2 set forth above;
5.	A balance sheet no older than 60 days with pro forma adjustments for any significant transactions or event occurring on or before the report date. The pro forma balance sheet must evidence compliance with the stockholders’ equity requirement; and
6.	A disclosure that the Company believes it also satisfies the stockholders’ equity requirement as of the report date and that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

Regardless of which alternative the Company chooses, if the Company fails to evidence compliance upon filing its Form 10-Q for the year ending September 30, 2025, with the SEC and Nasdaq, the Company may be subject to delisting. In the event the Company does not satisfy these terms, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff’s determination to a Hearings Panel.

If you have any questions, please contact me at + 1 202 748 4488.

Sincerely,

Rachel Scherr Director

Nasdaq Listing Qualifications